Exhibit 4-B

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Ford Motor Company (“Ford,” the “Company,” “we,” “our,” “us”) had four securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, $0.01 par value per share (“Common Stock”), (ii) 6.200% Notes due June 1, 2059 (the “June 2059 Notes”), (iii) 6.000% Notes due December 1, 2059 (the “December 2059 Notes”), and (iv) 6.500% Notes due August 15, 2062 (the “2062 Notes”). Each of the Company’s securities registered under Section 12 of the Exchange Act is listed on The New York Stock Exchange.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our Common Stock, but also our Class B Stock, par value $0.01 per share (“Class B Stock”) and preferred stock, certain terms of which affect the Common Stock, and the preferred share purchase rights, one of which is attached to each share of our Common Stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation and the preferred share rights plan.

Our authorized capital stock currently consists of 6,000,000,000 shares of Common Stock, 530,117,376 shares of Class B Stock and 30,000,000 shares of preferred stock.

As of December 31, 2024, we had outstanding 3,892,592,760 shares of Common Stock and 70,852,076 shares of Class B Stock. No shares of preferred stock were outstanding.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation. Each share of Common Stock and Class B Stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.”

Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of Common Stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B Stock will be entitled to the next $1.00 so available, each share of Common Stock will be entitled to the next $.50 available and each share of common and Class B Stock will be entitled to an equal amount after that.

Voting — General. All general voting power is vested in the holders of Common Stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create a series of preferred stock with voting rights equal to or greater than our Common Stock or Class B stock.

Each holder of Common Stock is entitled to one vote per share, and each holder of Class B Stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B Stock remain outstanding, the formula will result in holders of Class B Stock having 40% of the general voting power and holders of Common Stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

If the number of outstanding shares of Class B Stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B Stock declining to 30% and the general voting power of holders of Common Stock and, if issued, any preferred stock with voting power increasing to 70%.

If the number of outstanding shares of Class B Stock falls below 33,749,932, then each holder of Class B Stock will be entitled to only one vote per share.

Based on the number of shares of Class B Stock and Common Stock outstanding as of December 31, 2024, each holder of Class B Stock would be entitled to 36.626 votes per share on any matter submitted for a vote of shareholders. Of the outstanding Class B Stock as of December 31, 2024, 70,778,212 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Non-Cumulative Voting Rights. Our Common Stock and Class B stock do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:
•issue any additional shares of Class B Stock (with certain exceptions);
•reduce the number of outstanding shares of Class B Stock other than by holders of Class B Stock converting Class B Stock into Common Stock or selling it to the Company;
•change the capital stock provisions of our restated certificate of incorporation;
•merge or consolidate with or into another corporation;
•dispose of all or substantially all of our property and assets;
•transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or
•voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B Stock can convert those shares into an equal number of shares of Common Stock for the purpose of selling or disposing of those shares. Shares of Class B Stock acquired by the Company or converted into Common Stock cannot be reissued by the Company.

Preemptive and Other Subscription Right. Holders of Common Stock do not have any right to purchase additional shares of Common Stock if we sell shares to others. If, however, we sell Class B Stock or obligations or shares convertible into Class B Stock (subject to the limits on who can own Class B Stock described above), then holders of Class B Stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B Stock or those obligations or shares convertible into Class B stock.

In addition, if shares of Common Stock (or shares or obligations convertible into such stock) are offered to holders of Common Stock , then we must offer to the holders of Class B Stock shares of Class B Stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of Common Stock to holders of Common Stock and in shares of Class B Stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B Stock falls below 33,749,932, the Class B Stock will become freely transferable and will become substantially equivalent to Common Stock. At that time, holders of Class B Stock will have one vote for each share held, will have no special class vote, will be offered Common Stock if Common Stock is offered to holders of Common Stock, will receive Common Stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of Common Stock irrespective of the purpose of conversion.

Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B Stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B Stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B Stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations, or restrictions of such series.

Preferred Share Purchase Rights

On September 11, 2009, we entered into a Tax Benefit Preservation Plan, which Tax Benefit Preservation Plan was last amended on September 12, 2024 (as amended, the “Plan”) with Computershare Trust Company, N.A., as rights agent, and our Board of Directors declared a dividend of one preferred share purchase right (the “Rights”) for each outstanding share of Common Stock, and each outstanding share of Class B Stock under the terms of the Plan. Each share of Common Stock we issue will be accompanied by a Right. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $1.00 per share at a purchase price of $35.00 per one one-thousandth of a share of Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in the Plan.

Until the earlier to occur of (i) the close of business on the tenth business day following the public announcement that a person or group has become an “Acquiring Person” by acquiring beneficial ownership of 4.99% or more of the outstanding shares of Common Stock (or the Board becoming aware of an Acquiring Person, as defined in the Plan) or (ii) the close of business on the tenth business day (or, except in certain circumstances, such later date as may be specified by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (with certain exceptions) of 4.99% or more of the outstanding shares of Common Stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to Common Stock and Class B Stock certificates outstanding as of the Record Date (or any book-entry shares in respect thereof), by such Common Stock or Class B Stock certificate (or registration in book-entry form) together with the summary of rights (“Summary of Rights”) describing the Plan and mailed to stockholders of record on the Record Date, and the Rights will be transferable only in connection with the transfer of Common Stock or Class B stock. Any person or group that beneficially owned 4.99% or more of the outstanding shares of Common Stock on September 11, 2009 are not deemed an Acquiring Person unless and until such person or group acquires beneficial ownership of additional shares of Common Stock representing one-half of one percent (0.5%) or more of the shares of Common Stock then outstanding. Under the Plan, the Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan if the Board determines that such person’s or group’s ownership of Common Stock will not jeopardize or endanger our availability, or otherwise limit in any way the use of, our net operating losses, tax credits and other tax assets (the “Tax Attributes”).

The Plan provides that, until the Distribution Date (or earlier expiration or redemption of the Rights), the Rights will be attached to and will be transferred with and only with the Common Stock and Class B stock. Until the Distribution Date (or the earlier expiration or redemption of the Rights), new shares of Common Stock and Class B Stock issued after the Record Date upon transfer or new issuances of Common Stock and Class B Stock will contain a notation incorporating the Plan by reference (with respect to shares represented by certificates) or notice thereof will be provided in accordance with applicable law (with respect to uncertificated shares). Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates representing shares of Common Stock and Class B Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, or the transfer by book-entry of any uncertificated shares of Common Stock and Class B stock, will also constitute the transfer of the Rights associated with such shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock and Class B Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earliest of the close of business on September 30, 2027 (unless that date is advanced or extended by the Board), the time at which the Rights are redeemed or exchanged under the Plan, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended, or any successor statute if the Board determines that the Plan is no longer necessary for the preservation of our Tax Attributes, or the beginning of our taxable year to which the Board determines that no Tax Attributes may be carried forward.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants.

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Stock and Class B Stock payable in shares of Common Stock or Class B Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of Common Stock . In the event of our liquidation, dissolution or winding up, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of Common Stock . Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock and Class B stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of Common Stock having a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person but prior to the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the voting power of the shares of Common Stock and Class B Stock then outstanding, the Board may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become null and void), in whole or in part, for shares of Common Stock or Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of Common Stock or Class B stock, or a fractional share of Preferred Stock (or other stock) equivalent in value thereto, per Right (subject to adjustment for stock splits, stock dividends and similar transactions).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock, Common Stock or Class B Stock will be issued (other than fractions of Preferred Stock which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock, the Common Stock or Class B stock.

At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”) payable, at our option, in cash, shares of Common Stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Plan in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Plan in any manner that does not adversely affect the interests of holders of the Rights (other than the Acquiring Person).

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.

DESCRIPTION OF DEBT SECURITIES

We issue debt securities in one or more series under an Indenture dated as of January 30, 2002 (the “Indenture”) between us and The Bank of New York Mellon as successor trustee to JPMorgan Chase Bank. The Indenture may be supplemented from time to time.

The Indenture is a contract between us and The Bank of New York Mellon acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce debtholders’ rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us. The Indenture is summarized below.

The June 2059 Notes

We issued $750,000,000 aggregate principal amount of the June 2059 Notes on May 28, 2019. The maturity date of the June 2059 Notes is June 1, 2059, and interest at a rate of 6.200% per annum is paid quarterly on March 1, June 1, September 1, and December 1 of each year, beginning on September 1, 2019, and on the maturity date. The June 2059 Notes are redeemable at our option on June 1, 2024 and on any day thereafter, in whole or in part, at 100% of their principal amount plus accrued and unpaid interest. The June 2059 Notes are not subject to repayment at the option of the holder at any time prior to maturity. As of January 31, 2025, $750,000,000 aggregate principal amount of the June 2059 Notes was outstanding.

The December 2059 Notes

We issued $800,000,000 aggregate principal amount of the December 2059 Notes on December 11, 2019. The maturity date of the December 2059 Notes is December 1, 2059, and interest at a rate of 6.000% per annum is paid quarterly on March 1, June 1, September 1, and December 1 of each year, beginning on March 1, 2020, and on the maturity date. The December 2059 Notes are redeemable at our option on December 1, 2024 and on any day thereafter, in whole or in part, at 100% of their principal amount plus accrued and unpaid interest. The December 2059 Notes are not subject to repayment at the option of the holder at any time prior to maturity. As of January 31, 2025, $800,000,000 aggregate principal amount of the December 2059 Notes was outstanding.

The 2062 Notes

We issued $600,000,000 aggregate principal amount of the 2062 Notes on August 15, 2022. The maturity date of the 2062 Notes is August 15, 2062, and interest at a rate of 6.500% per annum is paid quarterly on February 15, May 15, August 15, and November 15 each year, beginning on November 15, 2022, and on the maturity date. The 2062 Notes are redeemable at our option on August 15, 2027, and on any day thereafter, in whole or in part, at 100% of their principal amount plus accrued and unpaid interest. The 2062 Notes are not subject to repayment at the option of the holder at any time prior to maturity. As of January 31, 2025, $600,000,000 aggregate principal amount of 2062 Notes was outstanding.

General

The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

The debt securities are our unsecured obligations. Senior debt securities rank equally with our other unsecured and unsubordinated indebtedness (parent company only).
Principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds. The Indenture does not contain any provisions that give debtholders protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

The Indenture restricts our ability to pledge some of our assets as security for other debt. Unless we secure the debt securities on an equal basis, the restriction does not permit us to have or guarantee any debt that is secured by (1) any of our principal U.S. plants or (2) the stock or debt of any of our subsidiaries that own or lease one of these plants. This restriction does not apply until the total amount of our secured debt plus the discounted value of the amount of rent we must pay under sale and leaseback transactions involving principal U.S. plants exceeds 5% of our consolidated net tangible automotive assets. This restriction also does not apply to any of the following:

•liens of a company that exist at the time such company becomes our subsidiary;
•liens in our favor or in the favor of our subsidiaries;
•certain liens given to a government;
•liens on property that exist at the time we acquire the property or liens that we give to secure our paying for the property; and
•any extension or replacement of any of the above.

Limitation on Sales and Leasebacks

The Indenture prohibits us from selling and leasing back any principal U.S. plant for a term of more than three years. This restriction does not apply if:

•we could create secured debt in an amount equal to the discounted value of the rent to be paid under the lease without violating the limitation on liens provision discussed above;
•the lease is with or between any of our subsidiaries; or
•within 120 days of selling the U.S. plant, we retire our funded debt in an amount equal to the net proceeds from the sale of the plant or the fair market value of the plant, whichever is greater.

Merger and Consolidation

The Indenture prohibits us from merging or consolidating with any company, or selling all or substantially all of our assets to any company, if after we do so the surviving company would violate the limitation on liens or the limitation on sales and leasebacks discussed above. This does not apply if the surviving company secures the debt securities on an equal basis with the other secured debt of the company.

Events of Default and Notice Thereof

The Indenture defines an “Event of Default” as being any one of the following events:

•failure to pay interest for 30 days after becoming due;
•failure to pay principal or any premium for five business days after becoming due;
•failure to make a sinking fund payment for five days after becoming due;
•failure to perform any other covenant applicable to the debt securities for 90 days after notice;
•certain events of bankruptcy, insolvency or reorganization; and
•any other Event of Default provided in the prospectus supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture.
If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration.

The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders.

Annually, we must send to the Trustee a certificate describing any existing defaults under the Indenture.
Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture.

Defeasance and Covenant Defeasance

We have two options to discharge our obligations under a series of debt securities before their maturity date. These options are known as “defeasance” and “covenant defeasance”. Defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the securities). Covenant defeasance means that as to the applicable series of debt securities we will not have to comply with the covenants described above under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation.

To elect either defeasance or covenant defeasance for any series of debt securities, we must deposit with the Trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the defeasance or covenant defeasance debtholders will not be required to recognize income, gain or loss for federal income tax purposes and debtholders will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the defeasance or covenant defeasance had not occurred. For defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date the debt securities were issued. We must also meet other conditions, such as there being no Events of Default. The amount deposited with the Trustee can be decreased at a later date if in the opinion of a nationally recognized firm of independent public accountants the deposits are greater than the amount then needed to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid.

Our obligations relating to the debt securities will be reinstated if the Trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an Event of Default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time, using the deposits held in trust or other money.

Modification of the Indenture

With certain exceptions, our rights and obligations and debtholders’ rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against debtholder without debtholders’ consent.

Global Securities

The debt securities of each series has been issued in the form of one or more global certificates which have been deposited with The Depository Trust Company, New York, New York (“DTC”), which acts as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if debtholders wish to own debt securities that are represented by one or more global certificates, debtholders can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if such debtholder is a DTC participant.

While the debt securities are represented by one or more global certificates:
•Debtholders will not be able to have the debt securities registered in their name.
•Debtholders will not be able to receive a physical certificate for the debt securities.
•Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or a debtholder’s broker, bank or other financial institution fails to pass it on so that such debtholder receives it.
•Debtholders’ rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between the debtholder and such debtholder’s broker, bank or other financial institution, and/or the contractual arrangements a debtholder or any debtholder’s broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or any debtholder’s broker, bank or financial institution.
•Debtholders may not be able to sell their interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.
•Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when a debtholder buys or sells interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof.